EXHIBIT 99.1

Press Release
July 30, 2002

SystemOne’s Exclusive Marketing Agreement with Safety-Kleen
Remains in Full Force and Effect

     MIAMI, Florida, July 30, 2002—SystemOne Technologies Inc. (OTC BB:STEK.OB) today announced that it was informed by Safety-Kleen that it is not exercising its one time right to terminate the exclusive marketing and distribution agreement under which Safety-Kleen acts as the exclusive North American distributor for SystemOne’s proprietary products. As a result, the agreement will remain in full force and effect. As previously announced, under the terms of a 30-day extension granted by the company, Safety-Kleen had until July 29, 2002 to give notice of its one time right to terminate the agreement, effective as of January 29, 2003.

     Under the terms of the agreement, Safety-Kleen was appointed as the exclusive distributor of SystemOne parts washer equipment in the United States, Canada, Puerto Rico and Mexico. The agreement provides for minimum annual purchases, escalating from 10,000 units in 2001 to 18,000 units in 2005. To date, the Company has shipped approximately 16,000 of the total 65,000 minimum unit purchase commitment pursuant to the agreement.

     Paul I. Mansur, Chief Executive Officer, stated that “We are pleased with Safety-Kleen’s commitment to continue marketing and distributing SystemOne parts washers over the next three years. By joining with Safety-Kleen, we have united SystemOne’s innovative proprietary technologies with the industry market leader for the past thirty years, providing both companies with strong competitive advantages. In addition, the company will continue to explore the possibility of expanding the scope of its parts washer agreement with Safety-Kleen as well as collaborate on developing new products for distribution”.

     Founded in 1990, SystemOne Technologies designs, manufactures, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded eleven patents for its products, which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

     This press release contains forward-looking statements regarding future events and the future performance of SystemOne Technologies that involves risks and uncertainties that could cause actual events to differ materially. We refer you to the documents that SystemOne Technologies files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.